Exhibit 99.4
Feldman Financial Advisors, Inc.

1001 CONNECTICUT AVENUE, NW • SUITE 840
WASHINGTON, DC 20036
(202) 467-6862 • FAX (202) 467-6963

June 15, 2010

Boards of Directors
Heritage MHC
Heritage Financial Group
721 North Westover Boulevard
Albany, Georgia 31707

Members of the Board:

Heritage Financial Group (“Heritage”) has requested an opinion from Feldman Financial Advisors, Inc. as to any potential economic value of the liquidation account in Heritage Financial Group (the “Company”) and the associated liquidation account in HeritageBank of the South (the “Bank Liquidation Account”) as set forth in the Amended and Restated Plan of Conversion and Reorganization of Heritage MHC adopted by the Board of Directors of the Company.

In the event of the liquidation of HeritageBank of the South (the “Bank”), the right of the holders  of rights to the liquidation account of the Company and their associated right to obtain a payment  directly from the Bank in the event the Company lacks sufficient net assets to make distributions  in satisfaction of such holders’ rights in the liquidation account in the Company, pursuant to the  Amended and Restated Plan of Conversion and Reorganization of Heritage MHC, do not have  any economic value at the time of the merger of Heritage Financial Group into the Company  upon completion of the conversion and reorganization.

Sincerely,

Feldman Financial Advisors, Inc.